Exhibit 99.1

ARES CAPITAL CORPORATION DECLARES

FOURTH QUARTER 2015 DIVIDEND OF $0.38 PER SHARE

AND ANNOUNCES SEPTEMBER 30, 2015 FINANCIAL RESULTS

FOURTH QUARTER 2015 DIVIDEND DECLARED

New York, NY —November 4, 2015— Ares Capital Corporation (“Ares Capital”) (NASDAQ:  ARCC) announced that its Board of Directors has declared a fourth quarter dividend of $0.38 per share, payable on December 31, 2015 to stockholders of record as of December 15, 2015.

SEPTEMBER 30, 2015 FINANCIAL RESULTS

Ares Capital also announced financial results for its third quarter ended September 30, 2015.

HIGHLIGHTS

Financial

	Q3-15		Q3-14
(dollar amounts in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(1)
Core EPS(2)		$0.41		$0.40
Net investment income	$130.5	$0.42	$105.3	$0.34
Net realized gains	$47.7	$0.15	$76.5	$0.24
Net unrealized losses	$(61.3)	$(0.20)	$(4.1)	$(0.01)
GAAP net income	$116.9	$0.37	$177.7	$0.57
Dividends declared and payable		$0.38		$0.38

	As of
	September 30,		December 31,
(dollar amounts in millions, except per share data)	2015	2014	2014
Portfolio investments at fair value	$8,692.5	$8,783.6	$9,028.4
Total assets	$9,173.0	$9,203.1	$9,497.8
Stockholders’ equity	$5,279.8	$5,249.6	$5,283.7
Net assets per share	$16.79	$16.71	$16.82

(1)          All per share amounts are basic and diluted.

(2)          Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of basic and diluted Core EPS to the most directly comparable GAAP financial measure are set forth in Schedule 1 hereto.

Portfolio Activity

(dollar amounts in millions)	Q3-15	Q3-14	Q4-14
Portfolio Activity During the Period:
Gross commitments	$1,523.9	$1,318.0	$1,389.5
Exits of commitments	$1,340.5	$654.2	$1,269.1

Portfolio as of the End of the Period:
Number of portfolio company investments	216	204	205
Weighted average yield of debt and other income producing securities:
At amortized cost(3)	10.3%	9.9%	10.1%
At fair value(4)	10.4%	9.9%	10.1%
Weighted average yield on total investments:
At amortized cost(5)	9.4%	9.1%	9.3%
At fair value(6)	9.3%	8.9%	9.1%

(3)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at amortized cost.

(4)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total accruing debt and other income producing securities at fair value.

(5)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at amortized cost.

(6)          Computed as (a) annual stated interest rate or yield earned plus the net annual amortization of original issue discount and market discount or premium earned on accruing debt and other income producing securities, divided by (b) total investments at fair value.

THIRD QUARTER 2015 OPERATING RESULTS

For the third quarter of 2015, Ares Capital reported GAAP net income of $116.9 million or $0.37 per share (basic and diluted), Core EPS(2) of $0.41 per share (basic and diluted), net investment income of $130.5 million, or $0.42 per share (basic and diluted), and net realized and unrealized losses of $13.6 million or $0.05 per share (basic and diluted).

Net income can vary substantially from period to period due to various factors, including the level of new investment commitments, the recognition of realized gains and losses and unrealized appreciation and depreciation. As a result, quarterly comparisons of net income may not be meaningful.

As of September 30, 2015, total assets were $9.2 billion, stockholders’ equity was $5.3 billion and net asset value per share was $16.79.

In the third quarter of 2015, Ares Capital made $1,523.9 million in new commitments, including commitments to 17 new portfolio companies and six existing portfolio companies. Of these new commitments, all were sponsored transactions.  As of September 30, 2015, 148 separate private equity sponsors were represented in Ares Capital’s portfolio.  Of the $1,523.9 million in new commitments made during the third quarter of 2015, 74% were in first lien senior secured loans, 21% were in second lien senior secured loans, 3% were in senior subordinated debt, 1% were in subordinated certificates of the “Senior Secured Loan Program” (the “SSLP”) to make co-investments with GE Global Sponsor Finance LLC and General Electric Capital Corporation (together, “GE”) to fund first lien senior secured loans through the SSLP and 1% were in other equity securities.  Of these commitments, 96% were in floating rate debt securities, of which 99% contained interest rate floors, and the remaining 1% were in the subordinated certificates of the SSLP to make co-investments with GE in floating rate first lien senior secured loans through the SSLP, all of which contained interest rate floors. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

In the third quarter of 2015, significant new commitments included:

•      $456 million in first lien senior secured revolving and term loans, a second lien senior secured term loan and equity of a harvester and processor of seafood;

•      $146 million in first lien senior secured revolving and term loans of a paper and corrugated food service packaging manufacturer;

•      $125 million in a second lien senior secured term loan of an oil and gas exploration and production company;

•      $86 million in a first lien senior secured term loan of an auto parts retailer;

•      $80 million in first lien senior secured revolving and term loans of a railroad maintenance-of-way machinery manufacturer;

•      $78 million in first lien senior secured revolving and term loans and equity of a software solutions provider to the insurance and financial services industry;

•      $69 million in a first lien senior secured term loan of a manufacturer of aftermarket golf cart parts and accessories;

•      $69 million in a first lien senior secured term loan and equity of a distributor of aftermarket automotive replacement parts;

•      $55 million in first lien senior secured revolving and term loans of a multi-branded dental practice management company;

•      $54 million in a second lien senior secured term loan of a scuba diver training and certification provider; and

•      $44 million in a first lien senior secured term loan of a footwear and other accessories provider.

Also in the third quarter of 2015, Ares Capital exited approximately $1,340.5 million of investment commitments. Of these investment commitments, 88% were first lien senior secured loans, 8% were investments in subordinated certificates of the SSLP, 3% were second lien senior secured loans and 1% were in senior subordinated debt. Of the approximately $1,340.5 million of exited investment commitments, 97% were floating rate and 3% were fixed rate.

The fair value of Ares Capital’s portfolio investments at September 30, 2015 was $8.7 billion, including $7.8 billion in accruing debt and other income producing securities. The total portfolio investments at fair value were comprised of approximately 31% of first lien senior secured loans, 30% of second lien senior secured loans, 23% of subordinated certificates of the SSLP (the proceeds of which were applied to co-investments with GE in first lien senior secured loans through the SSLP), 7% of senior subordinated debt securities, 2% of preferred equity securities and 7% of other equity and other securities. As of September 30, 2015, the weighted average yield of debt and other income producing securities in the portfolio at fair value was 10.4%(3) (10.3% at amortized cost(4)), the weighted average yield on total investments in the portfolio at fair value was 9.3%(5) (9.4% at amortized cost(6)), and 81% of the total investments at fair value were in floating rate securities.

“With another strong earnings quarter behind us, we continue to utilize our origination network to cast a wide net for investment opportunities and to be highly selective deploying our capital,” said Kipp deVeer, Chief Executive Officer of Ares Capital.  “The execution of our careful underwriting and patient investment strategy has led to strong performance over the years,  allowing us to minimize losses and generate significant net realized gains.  These net gains along with our net investment income have meaningfully exceeded our regular quarterly dividends thus far in 2015.”

PORTFOLIO QUALITY

Ares Capital Management LLC, Ares Capital’s investment adviser, employs an investment rating system to categorize Ares Capital’s investments. In addition to various risk management and monitoring tools, Ares Capital’s investment adviser grades the credit risk of all investments on a scale of 1 to 4 no less frequently than quarterly. This system is intended primarily to reflect the underlying risk of a portfolio investment relative to Ares Capital’s initial cost basis in respect of such portfolio investment (i.e., at the time of origination or acquisition), although it may also take into account under certain circumstances the performance of the portfolio company’s business, the collateral coverage of the investment and other relevant factors. Under this system, investments with a grade of 4 involve the least amount of risk to Ares Capital’s initial cost basis. The trends and risk factors for this investment since origination or acquisition are generally favorable, which may include the performance of the portfolio company or a potential exit. Investments graded 3 involve a level of risk to Ares Capital’s initial cost basis that is similar to the risk to Ares Capital’s initial cost basis at the time of origination or acquisition. This portfolio company is generally performing as expected and the risk factors to Ares Capital’s ability to ultimately recoup the cost of Ares Capital’s investment are neutral to favorable. All investments or acquired investments in new portfolio companies are initially assessed a grade of 3. Investments graded 2 indicate that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has increased materially since origination or acquisition, including as a result of factors such as declining performance and non-compliance with debt covenants; however, payments are generally not more than 120 days past due. An investment grade of 1 indicates that the risk to Ares Capital’s ability to recoup the initial cost basis of such investment has substantially increased since origination or acquisition, and the portfolio company likely has materially declining performance. For debt investments with an investment grade of 1, most or all of the debt covenants are out of compliance and payments are substantially delinquent. For investments graded 1, it is anticipated that Ares Capital will not recoup Ares Capital’s initial cost basis and may realize a substantial loss of Ares Capital’s initial cost basis upon exit. For investments graded 1 or 2, Ares Capital’s investment adviser enhances its level of scrutiny over the monitoring of such portfolio company. The grade of a portfolio investment may be reduced or increased over time.

As of September 30, 2015, the weighted average grade of the investments in Ares Capital’s portfolio at fair value was 3.0 and loans on non-accrual status represented 2.3% of total investments at amortized cost (or 1.7% at fair value).

LIQUIDITY AND CAPITAL RESOURCES

In September 2015, Ares Capital’s Board of Directors approved a stock repurchase program authorizing Ares Capital to repurchase up to $100 million in the aggregate of its outstanding common stock in the open market at certain thresholds below its net asset value per share, in accordance with the guidelines specified in Rule 10b-18 of the Securities Exchange Act of 1934, as amended.  The timing, manner, price and amount of any share repurchases will be determined by Ares Capital, in its discretion, based upon the evaluation of economic and market conditions, stock price, applicable legal and regulatory requirements and other factors. Ares Capital expects that the program will be in effect until September 30, 2016, or until the approved dollar amount has been used to repurchase shares. The program does not require Ares Capital to repurchase any specific number of shares and it cannot assure stockholders that any shares will be repurchased under the program.  The program may be suspended, extended, modified or discontinued at any time.

As of September 30, 2015, Ares Capital had $247.1 million in cash and cash equivalents and $3.7 billion in aggregate principal amount of debt outstanding ($3.7 billion in carrying value). Subject to leverage, borrowing base and other restrictions, Ares Capital had approximately $2.1 billion available for additional borrowings under its existing credit facilities and Small Business Administration-guaranteed debentures as of September 30, 2015.

THIRD QUARTER 2015 DIVIDEND

Ares Capital declared on August 4, 2015 a third quarter dividend of $0.38 per share for a total of approximately $119.5 million. The record date for these dividends was September 15, 2015 and the dividends were paid on September 30, 2015.

RECENT DEVELOPMENTS

In October 2015, Ares Capital redeemed the entire $200.0 million aggregate principal amount outstanding of its unsecured notes that bear interest at a rate of 7.75% per year and mature on October 15, 2040 (the “2040 Notes”) in accordance with the terms of the indenture governing the 2040 Notes. The 2040 Notes were redeemed at par plus accrued and unpaid interest for a total redemption price of approximately $200.6 million, which resulted in a realized loss on the extinguishment of debt of $6.6 million.

In October 2015, Antony P. Ressler resigned from his position as a member of Ares Capital’s Board of Directors.

In October 2015, Ares Capital’s Board of Directors appointed R. Kipp deVeer, Ares Capital’s Chief Executive Officer, as a Class III Director, to fill the vacant seat created by Mr. Ressler’s resignation.

From October 1, 2015 through October 29, 2015, Ares Capital made new investment commitments of approximately $305 million, all of which were funded. Of these new commitments, 49% were in second lien senior secured loans, 24% were in senior subordinated loans, 24% were in preferred equity securities and 3% were in first lien senior secured loans. Of the approximately $305 million of new investment commitments, 52% were floating rate, 47% were fixed rate and 1% were non-interest bearing. The weighted average yield of debt and other income producing securities funded during the period at amortized cost was 11.4%. Ares Capital may seek to sell all or a portion of these new investment commitments, although there can be no assurance that Ares Capital will be able to do so.

From October 1, 2015 through October 29, 2015, Ares Capital exited approximately $152 million of investment commitments. Of these investment commitments, 89% were first lien senior secured loans, 6% were other equity securities, 4% were senior subordinated loans and 1% were preferred equity securities. Of the approximately $152 million of exited investment commitments, 59% were fixed rate, 34% were floating rate and 7% were non-interest bearing. The weighted average yield of debt and other income producing securities exited or repaid during the period at amortized cost was 8.0%. On the approximately $152 million of investment commitments exited from October 1, 2015 through October 29, 2015, Ares Capital recognized total net realized gains of approximately $14 million.

In addition, as of October 29, 2015, Ares Capital had an investment backlog and pipeline of approximately $630 million and $425 million, respectively. Investment backlog includes transactions approved by Ares Capital’s investment adviser’s investment committee and/or for which a formal mandate, letter of intent or signed commitment has been issued, and therefore Ares Capital believes are likely to close. Investment pipeline includes transactions where due diligence and analysis are in process, but no formal mandate, letter of intent or signed commitment has been issued. The consummation of any of the investments in this backlog and pipeline depends upon, among other things, one or more of the following: satisfactory completion of Ares Capital’s due diligence investigation of the prospective portfolio company, Ares Capital’s acceptance of the terms and structure of such investment and the execution and delivery of satisfactory transaction documentation. In addition, Ares Capital may sell all or a portion of these investments and certain of these investments may result in the repayment of existing investments. Ares Capital cannot assure you that Ares Capital will make any of these investments or that Ares Capital will sell all or any portion of these investments.

WEBCAST / CONFERENCE CALL

Ares Capital will host a webcast/conference call on Wednesday, November 4, 2015 at 12:00 p.m. (ET) to discuss its third quarter ended September 30, 2015 financial results. PLEASE VISIT ARES CAPITAL’S WEBCAST LINK LOCATED ON THE HOME PAGE OF THE INVESTOR RESOURCES SECTION OF ARES CAPITAL’S WEBSITE FOR A SLIDE PRESENTATION THAT COMPLEMENTS THE EARNINGS CONFERENCE CALL.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website at http://www.arescapitalcorp.com. Please visit the website to test your connection before the webcast. Domestic callers can access the conference call by dialing (888) 317-6003. International callers can access the conference call by dialing +1 (412) 317-6061.  All callers will need to enter the Participant Elite Entry Number 3908489 followed by the # sign and reference “Ares Capital Corporation” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  For interested parties, an archived replay of the call will be available approximately one hour after the end of the call through November 18, 2015 at 5:00 p.m. (Eastern Time) to domestic callers by dialing (877) 344-7529 and to international callers by dialing +1 (412) 317-0088.  For all replays, please reference conference number 10073071. An archived replay will also be available on a webcast link located on the Home page of the Investor Resources section of Ares Capital’s website.

ABOUT ARES CAPITAL CORPORATION

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to U.S. middle market companies, venture capital backed businesses and power generation projects.  Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies.  Ares Capital has elected to be regulated as a business development company (“BDC”) and as of September 30, 2015, was the largest BDC by total assets and market capitalization.  Ares Capital is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES).  Ares Management is a publicly traded, leading global alternative asset manager.  For more information about Ares Capital Corporation, visit www.arescapitalcorp.com.  However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

FORWARD-LOOKING STATEMENTS

Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Ares Capital’s future performance or financial condition.  These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties.  Actual results and conditions may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Ares Capital’s filings with the Securities and Exchange Commission.  Ares Capital undertakes no duty to update any forward-looking statements made herein or on the webcast/conference call.

CONTACT

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

888-818-5298

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(in thousands, except per share data)

	As of
	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Total investments at fair value (amortized cost of $8,632,775 and $8,875,095, respectively)	$8,692,480	$9,028,379
Cash and cash equivalents	247,123	194,555
Interest receivable	135,365	160,981
Receivable for open trades	—	859
Other assets	98,003	112,999
Total assets	$9,172,971	$9,497,773
LIABILITIES
Debt	$3,653,304	$3,924,482
Base management fees payable	33,284	34,497
Income based fees payable	31,842	33,070
Capital gains incentive fees payable	69,820	92,979
Accounts payable and other liabilities	61,395	81,892
Interest and facility fees payable	43,114	46,974
Payable for open trades	410	164
Total liabilities	3,893,169	4,214,058
STOCKHOLDERS’ EQUITY
Common stock, par value $0.001 per share, 500,000 common shares authorized; 314,469 and 314,108 common shares issued and outstanding, respectively	314	314
Capital in excess of par value	5,334,249	5,328,057
Accumulated overdistributed net investment income	(46,251)	(32,846)
Accumulated net realized loss on investments, foreign currency transactions, extinguishment of debt and other assets	(66,768)	(166,668)
Net unrealized gains on investments and foreign currency transactions	58,258	154,858
Total stockholders’ equity	5,279,802	5,283,715
Total liabilities and stockholders’ equity	$9,172,971	$9,497,773
NET ASSETS PER SHARE	$16.79	$16.82

ARES CAPITAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
INVESTMENT INCOME
Interest income from investments	$207,937	$190,812	$607,865	$540,486
Capital structuring service fees	29,768	31,712	73,031	74,342
Dividend income	14,083	19,687	53,463	67,162
Management and other fees	6,148	6,359	18,421	18,389
Other income	3,012	4,826	10,894	17,663
Total investment income	260,948	253,396	763,674	718,042

EXPENSES
Interest and credit facility fees	56,618	54,096	171,614	159,740
Base management fees	33,284	32,685	100,221	93,500
Income based fees	31,842	31,345	90,156	85,203
Capital gains incentive fees	(2,628)	13,087	834	24,190
Administrative fees	3,545	3,105	10,515	9,661
Other general and administrative	6,926	6,274	22,652	20,314
Total expenses	129,587	140,592	395,992	392,608
NET INVESTMENT INCOME BEFORE INCOME TAXES	131,361	112,804	367,682	325,434
Income tax expense, including excise tax	884	7,514	7,025	15,817
NET INVESTMENT INCOME	130,477	105,290	360,657	309,617
NET REALIZED AND UNREALIZED GAINS (LOSSES) ON INVESTMENTS AND FOREIGN CURRENCY TRANSACTIONS:
Net realized gains	47,737	76,532	103,739	40,132
Net unrealized gains (losses)	(61,355)	(4,083)	(96,600)	87,885
Net realized and unrealized gains (losses) on investments and foreign currency transactions	(13,618)	72,449	7,139	128,017
REALIZED LOSSES ON EXTINGUISHMENT OF DEBT	—	—	(3,839)	(72)
NET INCREASE IN STOCKHOLDERS’ EQUITY RESULTING FROM OPERATIONS	$116,859	$177,739	$363,957	$437,562
BASIC AND DILUTED EARNINGS PER COMMON SHARE	$0.37	$0.57	$1.16	$1.45
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING - BASIC AND DILUTED	314,469	310,564	314,350	302,315

SCHEDULE 1

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS

Reconciliations of basic and diluted Core EPS to basic and diluted GAAP EPS, the most directly comparable GAAP financial measure, for the three months ended September 30, 2015 and 2014 are provided below.

	For the Three Months Ended September 30,
	2015	2014
	(unaudited)	(unaudited)
Basic and diluted Core EPS(1)	$0.41	$0.40
Net realized and unrealized gains (losses)	(0.05)	0.23
Capital gains incentive fees attributable to net realized and unrealized gains and losses	0.01	(0.04)
Income tax expense related to realized gains and losses	—	(0.02)
Basic and diluted GAAP EPS	$0.37	$0.57

(1)          Basic and diluted Core EPS is a non-GAAP financial measure. Core EPS is the net per share increase (decrease) in stockholders’ equity resulting from operations less realized and unrealized gains and losses, any capital gains incentive fees attributable to such net realized and unrealized gains and losses and any income taxes related to such realized gains and losses. Basic and diluted GAAP EPS is the most directly comparable GAAP financial measure. Ares Capital believes that Core EPS provides useful information to investors regarding financial performance because it is one method Ares Capital uses to measure its financial condition and results of operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.